EXHIBIT 23


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-67997) pertaining to the Life USA Holding, Inc. Employee Stock Option Plan, the Registration Statement (Form S-8 No. 333-67999) pertaining to the Life USA Holding, Inc. Employee Savings Plan, and the Registration Statement (Form S-8 No. 333-67831) pertaining to the Life USA Holding, Inc. Director Stock Option Plan of our report dated January 29, 1999 with respect to the consolidated financial statements of Life USA Holding, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 19, 1999